SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted
☒ Definitive Proxy Statement	by Rule 14a-6(e)(2))
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

WestPoint Stevens Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $.01 par value per share

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 8, 2002

Dear Stockholder:

     You are cordially invited to attend the 2002 Annual Meeting of Stockholders of WestPoint Stevens Inc. (the “Company”), which will be held on Wednesday, May 8, 2002, beginning at 9:00 a.m., E.D.S.T., at the Cotton Duck, 6101 Twentieth Avenue (U.S. Highway 29), Valley, Alabama 36854.

     Holders of the Company’s Common Stock are being asked to vote on the matters listed in the enclosed Notice of Annual Meeting of Stockholders. Your Board of Directors recommends a vote “FOR” items 1 and 2 and “AGAINST” item 3 as set forth in the Notice.

     Whether or not you plan to attend the Annual Meeting, it is important that your shares of Common Stock be represented and voted at the Annual Meeting. Accordingly, after reading the enclosed Notice of Annual Meeting and accompanying Proxy Statement, please sign, date and mail the enclosed proxy card in the envelope provided.

     I look forward to greeting as many of you as can attend the Annual Meeting.

Very truly yours,

Holcombe T. Green, Jr. Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
The Proxy
Stockholders Entitled to Vote
Quorum; Required Vote
PROPOSAL 1 — ELECTION OF DIRECTORS
Board of Directors
Committees of the Board of Directors
Directors’ Compensation
Directors’ Attendance
Compensation Committee Interlocks and Insider Participation in Compensation Decisions
Pending or Threatened Legal Proceedings Involving Officers, Directors and Nominees
MANAGEMENT
Executive Officers
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
Summary Compensation Table
Senior Management Incentive Plan
Key Employee Stock Bonus Plan
Option/SAR Grants in Last Fiscal Year
Fiscal Year-End Option Holdings
Pension Plan and Retirement Plans
Employment Agreements, Termination Provisions and Change in Control Arrangements
Compensation Committee Report on Executive Compensation
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2 — APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSALS OF STOCKHOLDERS
PROPOSAL 3 — STOCKHOLDER PROPOSAL CONCERNING CHILD LABOR
Supporting Statement
Company’s Response In Opposition
OTHER BUSINESS
ADDITIONAL INFORMATION

____________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 8, 2002
_____________

To the Stockholders
of WestPoint Stevens Inc.:

     The Annual Meeting of Stockholders of WestPoint Stevens Inc. (the “Company”) will be held at the Cotton Duck, 6101 Twentieth Avenue (U.S. Highway 29), Valley, Alabama 36854 on Wednesday, May 8, 2002, at 9:00 a.m., E.D.S.T., for the following purposes:

1.	To elect two directors to serve in Class I for a term of three years and to serve until their respective successors are elected and qualified (“Proposal 1”);

2.	To ratify the appointment of Ernst & Young LLP, independent certified public accountants, as auditors for the Company for the fiscal year ending December 31, 2002 (“Proposal 2”);

3.	To consider and act upon a proposal by certain stockholders concerning child labor (“Proposal 3”); and

4.	To act upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on March 15, 2002, are entitled to notice of, and to vote at, the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOU ARE REQUESTED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND TO MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

     You may revoke your proxy by filing with the Secretary a written revocation or a proxy bearing a later date at any time prior to the time it is voted or by voting in person at the Annual Meeting.

By Order of the Board of Directors,

Christopher N. Zodrow Vice President and Secretary

West Point, Georgia
April 8, 2002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	1
PROXY STATEMENT	3
The Proxy	3
Stockholders Entitled to Vote	4
Quorum; Required Vote	4
PROPOSAL 1 - ELECTION OF DIRECTORS	4
Board of Directors	4
Committees of the Board of Directors	7
Directors’ Compensation	10
Directors’ Attendance	11
Compensation Committee Interlocks and Insider Participation in Compensation Decisions	11
Pending or Threatened Legal Proceedings Involving Officers, Directors and Nominees	11
MANAGEMENT	12
Executive Officers	12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	13
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	16
EXECUTIVE COMPENSATION	16
Summary Compensation Table	17
Senior Management Incentive Plan	19
Key Employee Stock Bonus Plan	19
Option/SAR Grants in Last Fiscal Year	19
Fiscal Year-End Option Holdings	20
Pension Plan and Retirement Plans	20
Employment Agreements, Termination Provisions and Change in Control Arrangements	22
Compensation Committee Report on Executive Compensation	24
PERFORMANCE GRAPH	26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	27
PROPOSAL 2 - APPOINTMENT OF INDEPENDENT AUDITORS	28
PROPOSALS OF STOCKHOLDERS	28
PROPOSAL 3 - STOCKHOLDER PROPOSAL CONCERNING CHILD LABOR	29
Supporting Statement	29
Company’s Response in Opposition	30
OTHER BUSINESS	31
ADDITIONAL INFORMATION	31

507 WEST TENTH STREET
WEST POINT, GEORGIA 31833
(706) 645-4000
_____________

PROXY STATEMENT

_____________

ANNUAL MEETING OF STOCKHOLDERS

May 8, 2002
_____________

     This Proxy Statement is furnished to holders of common stock, par value $.01 per share (the “Common Stock”), of WestPoint Stevens Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 8, 2002, at 9:00 a.m., E.D.S.T., at the Cotton Duck, 6101 Twentieth Avenue (U.S. Highway 29), Valley, Alabama 36854, and at any adjournment or adjournments thereof (the “Annual Meeting”). This Proxy Statement and the accompanying form of proxy are first being mailed or given to stockholders on or about April 8, 2002.

The Proxy

     Lester D. Sears, Senior Vice President-Finance and Chief Financial Officer of the Company, and Christopher N. Zodrow, Vice President and Secretary of the Company, have been selected as proxies by the Board of Directors of the Company with respect to the matters to be voted upon at the Annual Meeting.

     All shares of Common Stock represented by properly executed proxies received prior to or at the Annual Meeting and not revoked prior to the Annual Meeting in accordance with the procedures therefor will be voted and will be voted as specified in the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement and, in the discretion of the persons named in the proxy, on such other matters as may properly come before the Annual Meeting.

     A stockholder may revoke his, her or its proxy at any time prior to use of such proxy by delivering to the Secretary of the Company a signed notice of revocation or a later dated and signed proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy.

     As a matter of policy, the votes of all stockholders will be held in confidence from directors, officers and employees, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (b) in case of a contested proxy solicitation, (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management, (d) to verify receipt of a vote by a stockholder where he/she requests such verification in writing or (e) to allow the inspectors of election to certify the results of the vote. We will also retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

Stockholders Entitled to Vote

     Stockholders of record owning shares of Common Stock at the close of business on March 15, 2002 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 49,648,157 shares of Common Stock outstanding (excluding 21,451,492 shares in the Company’s treasury), with each share entitled to one vote per share on each matter submitted to stockholders for consideration at the Annual Meeting.

Quorum; Required Vote

     The presence, in person or by proxy, of the holders of record of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum and is necessary to hold the Annual Meeting. Abstentions and broker non-votes are counted as present at the Annual Meeting for purposes of determining a quorum.

     A plurality (the highest number) of the votes duly cast is required to elect the nominees for director in respect of Proposal 1 (the election of two directors).

     The affirmative vote of a majority of the votes duly cast is required for Proposal 2 (ratification of the appointment of Ernst & Young LLP, independent certified public accountants, as the Company’s auditors for the fiscal year ending December 31, 2002). In the case of such vote, abstentions and failures to vote are not votes duly cast with regard to such matter and, therefore, are not counted.

     Approval of Proposal 3 requires the affirmative vote of a majority of the votes duly cast. In the case of such vote, abstentions and failures to vote are not votes duly cast with regard to such matter and, therefore, are not counted.

     On each matter submitted to stockholders for consideration at the Annual Meeting, only shares of Common Stock that are voted in favor of such matter (including proxies for which no direction is provided) will be counted toward approval of such matter. Shares of Common Stock present at the Annual Meeting that are not voted for a particular matter or shares of Common Stock present by proxy where the stockholder properly withheld authority to vote for such matter (including broker non-votes) will not be counted toward approval of such matter. Stockholders will not be allowed to cumulate their votes in the election of directors.

     A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. With respect to broker non-votes, the shares of Common Stock are not considered present at the Annual Meeting as to the proposal for which the broker withheld authority. Consequently, broker non-votes are not counted regarding any such proposal.

     Stockholders are not entitled to appraisal rights or similar rights of dissenters under the Delaware General Corporation Law (“DGCL”) in connection with any of the matters to be acted upon at the Annual Meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

Board of Directors

     The Board of Directors of the Company (the “Board of Directors”) currently consists of nine members and is divided into three classes. The terms of office of the members of each class of directors are staggered so that the term of office of no more than one class expires in any one year. In February 2002, pursuant to its authority under the Company’s Amended and Restated By-laws, the Board of Directors took action which will be effective at the time of election of directors at the Annual Meeting to decrease the number of directors comprising the entire Board of Directors from nine to six and the number of directors comprising each class from three to two.

     The Class I directors whose terms will expire at the Annual Meeting are Ms. M. Katherine Dwyer and Messrs. John G. Hudson and Gerald B. Mitchell. Ms. Dwyer and Messrs. Hudson and Mitchell are retiring from the Board immediately following the Annual Meeting this year; and, therefore, are not going to stand for re-election at the Annual Meeting. Messrs. M.L. “Chip” Fontenot and Joseph R. Gladden, Jr., have been nominated by the Board of Directors to serve as Class I directors of the Company until the 2005 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The four other directors currently in Classes II and III, as noted below, will continue in office. Each nominee is currently a member in another class of the Board of Directors and each has made a commitment to step down from service in the other class effective upon and contingent upon being elected to serve in Class I at the Annual Meeting.

     Each of the above-named nominees has consented to being named in this Proxy Statement and will serve as a director in Class I if elected. If at the time of the Annual Meeting, however, either of the above-named nominees should be unable or decline to serve, the persons named as proxies herein will vote for such substitute nominee or nominees as the Board of Directors recommends or will vote to allow the vacancy or vacancies created thereby to remain open until filled by the Board of Directors, as the Board of Directors recommends.

     The Board of Directors recommends a vote FOR each nominee as a director to hold office until their respective terms expire and until their respective successors are elected and qualified.

     The following table lists the name, age and positions with the Company of each of the two nominees for election, and each of the continuing directors, the year in which their term of office will expire and the month and year in which each director was first elected (in each case assuming that each of the nominees is elected to Class I at the Annual Meeting).

			Positions with	Served as
Name	Age	Term Expires	the Company	Director Since

Nominees

Class I
*M. L. “Chip” Fontenot	58	2005	Director; President & Chief Operating Officer	February 2002
Joseph R. Gladden, Jr.	59	2005	Director	May 2001

Continuing Directors

Class II
Holcombe T. Green, Jr.	62	2003	Chairman of the Board and Chief Executive Officer	September 1992
John F. Sorte	54	2003	Director	January 1993

Class III
Hugh M. Chapman J. Hicks Lanier	69 61	2004 2004	Director Director	August 1997 May 2001

*Mr. Fontenot was elected by the Board of Directors on February 14, 2002, to serve as a Class III director to complete the term of Mr. Alfred C. Eckert, III, who had announced his resignation from the Board of Directors on August 8, 2001.

     Nominees

     M. L. “Chip” Fontenot has been President and Chief Operating Officer of the Company since January 5, 2001. Prior to joining the Company, Mr. Fontenot was employed as President and Chief Operating Officer of Dyersburg Corporation, a manufacturer of knit apparel fabrics, from July 1999 until December 2000, President of Marketing and a director of that company from January 1998 until July 1999 (Dyersburg Corporation filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (“Bankruptcy Code”) on September 25, 2000, in the United States Bankruptcy Court for the District of Delaware.). He served as President and Chief Executive Officer of Decorative Home Accents, Inc., a manufacturer of home fashions products, from February 1996 until December 1997 (Decorative Home Accents, Inc. filed a petition for relief under Chapter 11 of the Bankruptcy Code on September 29, 1997, in the United States Bankruptcy Court for the Southern District of New York.). Mr. Fontenot served as President and Chief Executive Officer of Perfect Fit Industries Inc., a manufacturer of home fashions products, from 1989 until 1996. He also served in various capacities at Springs Industries, Inc. during a 20-plus-year tenure that included President of its Consumer Products Division and corporate Executive Vice President until 1989.

     Joseph R. Gladden, Jr. served as Executive Vice President and General Counsel of The Coca-Cola Company from January 2000 until his retirement in November 2001. He had been Senior Vice President and General Counsel of The Coca-Cola Company since April 1991.

Continuing Directors

     Holcombe T. Green, Jr. is founder and principal of Green Capital Investors, L.P., a private investment partnership, and certain other affiliated partnerships. He is the retired Chairman of HBO & Company, a supplier of hospital information systems. Mr. Green became Chairman and Chief Executive Officer of the Company on October 22, 1992. He is also a director of Cumulus Media, Inc.

     John F. Sorte has been President and Chief Executive Officer of Morgan Lewis Githens & Ahn, Inc., an investment banking firm serving middle market companies, since June 2001. He was previously President of New Street Advisors L.P. Mr. Sorte is also a director of Vail Resorts, Inc. (and a member of its audit committee).

     Hugh M. Chapman served as Chairman of NationsBank, National Association (South) from January 1992 until his retirement in June 1997. He is also a director of SCANA Corporation, an electric and gas utility company, (and a member of its executive committee, chairman of its management development and corporate performance committee and chairman of its long-term compensation committee), The Williams Companies Inc., an energy services company, (and chairman of its audit committee and a member of its executive committee) and Printpack Inc., a producer of custom engineered printed packaging materials, (and chairman of its audit committee).

     J. Hicks Lanier has been President of Oxford Industries, Inc., a consumer apparel products company, since 1977 and became Chairman and Chief Executive Officer of that company in 1981. He is also a director of Crawford & Company, a diversified insurance services company, (and chairman of its compensation committee and member of its audit committee), a director of Genuine Parts Company, a distributor of automotive and industrial replacement parts and office products, (and chairman of its compensation committee) and also a director of SunTrust Banks of Georgia, Inc. (and vice chairman of its executive committee).

Committees of the Board of Directors

     The Board of Directors has an Audit Committee, a Compensation Committee, a Cotton Committee, a Finance Committee and a Nominating Committee, the current members of which are named below.

Board Committee Membership Roster

Management
Name	Audit	Compensation	Cotton	Finance	Nominating	Pension***

H. M. Chapman	X	X*			X
M. K. Dwyer	X
M.L. Fontenot
J. R. Gladden, Jr.				X*	X	X
H. T. Green, Jr.			X		X*
J. G. Hudson		X	X*
J. H. Lanier	X*			X	X
G. B. Mitchell		X
J. F. Sorte	X			X		X*
Number of Meetings in 2001	7	3	**	2	1	2

*	Chairperson
**	The Cotton Committee conducted business on an informal basis by telephone conference call throughout Fiscal 2001.
***	The Management Pension Committee is not a committee of the Board of Directors.

Audit Committee — Audit Committee Report

     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board.

     The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, individually and together, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

Audit Committee

Hugh M. Chapman, Chairman* M. Katherine Dwyer John F. Sorte J. Hicks Lanier

     The Board of Directors adopted its present Audit Committee charter on May 19, 2000, which was included in the Company’s 2001 proxy statement for its annual meeting of stockholders. The members of the Audit Committee are independent (as independence is defined in Sections 3.03.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards).

*	The Audit Committee adopted the Audit Committee Report on February 6, 2002. Mr. Lanier was elected as Chairman of the Audit Committee on February 14, 2002.

PRINCIPAL ACCOUNTING FIRM FEES

     The following table sets forth the aggregate fees billed to the Company for the fiscal year ended December 31, 2001, by the Company’s principal accounting firm, Ernst & Young LLP.

Audit Fees	$645,000	(a)

Other Audit Related Fees	905,000	(b)(d)
Other Fees	645,000	(c)(d)

Total All Other Fees	1,550,000

Financial Information Systems Design and Implementation Fees	0

Total Fees	$2,195,000

(a)	Includes fees for the 2001 audit of approximately $575,000 and fees of $70,000 for reviews of the Company’s first, second and third quarter 2001 consolidated financial statements.

(b)	Includes fees of $130,000 for audits of the Company’s employee benefit plans, $73,000 paid to foreign affiliates of Ernst & Young LLP for statutory audits of the Company’s foreign operations, $240,000 for internal audit services which the Company anticipates will be completed within the next fifteen months and $462,000 for consultations on accounting standards and transactions.

(c)	Includes fees of $274,000 for Actuarial Services, $144,000 for Tax Consulting Services, and $227,000 for other non-audit related services.

(d)	The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence.

     Compensation Committee

     The Compensation Committee establishes and administers salaries, bonuses and other incentive plans in order to attract persons to serve as, and to retain, motivate and reward qualified persons serving as, directors, executive officers and key employees of the Company.

     Cotton Committee

     The Cotton Committee reviews and monitors the conditions of the cotton supply market, reviews cotton purchases and use planning with Company management and makes reports to the Board of Directors with respect to this aspect of the Company’s business.

     Finance Committee

     The Finance Committee was formed by the Board of Directors on December 7, 2001, to review the financial policies and the financial condition of the Company and to review and report to the Board its findings regarding financial alternatives for the Company in order to meet its short and long range objectives.

     Nominating Committee

     The Nominating Committee:

(i)	evaluates and recommends qualified persons as nominees for re-election or election as directors of the Company;

(ii)	establishes procedures for identifying nominees;

(iii)	recommends criteria for membership on the Board of Directors or any committee thereof;

(iv)	recommends directors for membership on, and to serve as chairman of, any committee of the Board of Directors;

(v)	recommends qualified persons to serve as Chairman of the Board of Directors and as senior executive officers of the Company; and

(vi)	considers nominees submitted by stockholders for election as directors of the Company.

     The Nominating Committee will consider nominees recommended by a stockholder entitled to vote for the election of the director nominated, upon written notice of such stockholder given to the Secretary in accordance with the notice provisions and procedures set forth in the By-laws. With respect to an election to be held at an annual meeting, such notice must be given not less than 60 nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, unless the date of the annual meeting is advanced by more than 30 or delayed by more than 60 days from such anniversary, in which case such notice must be given not less than 60 nor more than 90 days prior to such annual meeting or the 10th day following the day on which public announcement is first made of the date of such meeting, whichever is later. Other requirements may apply in the event of an election involving an increase in the number of members of the Board of Directors. With respect to an election to be held at a special meeting of stockholders at which directors are to be elected pursuant to the Company’s notice of special meeting, such notice must be given not less than 60 nor more than 90 days prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting, whichever is later. Each such notice shall set forth as to each nominee, each stockholder giving the notice and as to the beneficial owner, if any, on whose behalf the nomination is made: (i) the name, age, business address and residence address of each such person, (ii) the principal occupation or employment of each such person, (iii) the class and number of shares of Common Stock of the Company which are owned beneficially and of record by each such person and (iv) any other information relating to each such person that is required to be disclosed in connection with the solicitation of proxies for the election of directors or as otherwise required under applicable proxy rules (including, without limitation, the nominee’s written consent to being named in a proxy statement as a nominee and to serving as a director, if elected).

     Management Pension Committee

     The Management Pension Committee is not a committee of the Board of Directors, however, the committee includes directors as members. The Management Pension Committee:

(i)	monitors the performance of the trustees and all investment managers for Company pension and retirement plans;

(ii)	establishes general guidelines for the investment of plan assets and authorizes the trustees and investment managers to invest the assets of the plans in accordance with such guidelines;

(iii)	engages or dismisses investment managers, investment consultants, trustees, independent certified public accountants and actuaries when, in its opinion, such engagement or dismissal would be in the best interest of a plan and its members;

(iv)	authorizes the allocation of assets of pension plans among investment managers;

(v)	monitors liquidity requirements for the plans and the ability of each to meet expected benefit payments and qualified plan expenses;

(vi)	reviews all proposed amendments to the plans or any trust associated therewith and either approves the amendments or provides the Board of Directors with its recommendations concerning such proposed amendments, depending upon the significance of the amendments; and

(vii)	makes reports and recommendations to the Board of Directors regarding, among other matters, the performance and management of the plans.

Directors’ Compensation

     We do not pay directors or other committee members who are employees of the Company additional compensation for service as directors or committee members. In 2001, non-employee directors received the following compensation:

Directors’ Compensation Table

Type of Compensation	Cash		Stock Options(1)
Annual Retainer	$25,000		5,000
Annual Retainer for Committee Chair	$4,000
Annual Retainer for Each Committee Membership	$3,000
Board or Committee Attendance Fee (per meeting)	$1,500	(2)

(1)	Immediately following each annual meeting of stockholders, each non-employee director then in office is granted an option to purchase 5,000 shares of Common Stock pursuant to the Omnibus Stock Incentive Plan at a price equal to the fair market value of the shares on the date of the grant of the option. In addition, pursuant to the Omnibus Stock Incentive Plan, Messrs. Gladden and Lanier were each granted options to purchase 10,000 shares of Common Stock on June 6, 2001. Messrs. Chapman, Hudson, Mitchell and Sorte and Ms. Dwyer were each granted options to purchase 10,000 shares of Common Stock on November 9, 2000. Directors are also reimbursed for their out-of-pocket expenses for travel to Board and Committee meetings.

(2)	Mr. Hudson is paid a fee of $1,000 per month in connection with meetings of the Cotton Committee.

Directors’ Attendance

     The Board of Directors held 14 meetings during the fiscal year ended December 31, 2001 (“Fiscal 2001”). None of the incumbent directors, except Ms. M. Katherine Dwyer, attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period such director served) and (ii) the total number of meetings of all committees of the Board of which each such director was a member (held during the periods such director served). See “Committees of the Board of Directors.”

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     None of the members of the Compensation Committee of the Board of Directors is an executive officer of the Company and none of the executive officers of the Company serves on a compensation committee or in a similar capacity with any entity in which a member of the Compensation Committee is an officer or director.

Pending or Threatened Legal Proceedings Involving Officers, Directors and Nominees

     On October 5, 2001, a purported stockholder class action suit entitled Norman Geller v. WestPoint Stevens Inc., et al., was filed against the Company and certain of its current and former officers and directors, including Holcombe T. Green, Jr., and Gerald B. Mitchell, in the United States District Court for the Northern District of Georgia. (A subsequent and functionally identical complaint was also filed.) The Complaints allege that, during the putative class period (i.e., February 10, 1999 to October 10, 2000), WestPoint Stevens and certain of its officers and directors caused false and misleading statements to be issued regarding, inter alia, alleged overcapacity and excessive inventories of the Company’s towel-related products and customer demand for such products. The Complaints refer to WestPoint Stevens’ press releases and quarterly and annual reports on Securities Exchange Commission Forms 10-Q and 10-K, which discuss the Company’s results and forecasts for the fiscal years 1999 and 2000. Plaintiffs allege that these press releases and public filings were false and misleading because they failed to disclose that the Company allegedly “knew sales would be adversely affected in future quarters and years.” Plaintiffs also allege in general terms that the Company materially overstated revenues by making premature shipments of products.

     The Complaints assert claims against all Defendants under § 10(b) of the Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and against the Company and Defendant Green as “controlling persons” under § 20(a) of the Exchange Act. The actions were consolidated by Order dated January 25, 2002. Plaintiffs served a Consolidated Amended Complaint on March 29, 2002.

     The Company believes that the allegations are without merit and intends to contest the action vigorously on behalf of its officers and directors.

     On March 11, 2002, a shareholder derivative action, entitled Gordon Clark v. Holcombe T. Green, Jr., et al., was filed against certain of the Company’s current and former directors and officers, including Holcombe T. Green, Jr., and Gerald B. Mitchell, in the Superior Court of Fulton County, Georgia. The Complaint alleges that the named individuals breached their fiduciary duties by acting in bad faith and wasting corporate assets. The Complaint also asserts claims under Georgia Code Ann. §§ 14-2-740 to 14-2-747, and 14-2-831. The claims are based on the same or similar facts as are alleged in the Geller action.

MANAGEMENT

Executive Officers

     The following individuals are the executive officers of the Company (ages and titles are as of March 31, 2002):

Name of Officer	Age	Title

Holcombe T. Green, Jr.	62	Chairman of the Board of Directors and Chief Executive Officer
M. L. “Chip” Fontenot	58	President and Chief Operating Officer
Lester D. Sears	53	Senior Vice President-Finance and Chief Financial Officer
Arthur Birkins	45	President-Basic Bedding Division
Lanny L. Bledsoe	65	Senior Vice President-Manufacturing
Robert B. Dale	55	Senior Vice President-Sales and Marketing and President-Bed and Bath Division
Michael J. Velsmid, Jr.	58	Senior Vice President-Retail Stores and President of WestPoint Stevens Stores Inc.

     For a discussion of the business experience of Messrs. Green and Fontenot, see “PROPOSAL 1 — ELECTION OF DIRECTORS — Board of Directors.”

     Lester D. Sears joined the Company on April 17, 2001, as Senior Vice President-Finance and Chief Financial Officer. Prior to joining the Company Mr. Sears was employed as Executive Vice President and Chief Financial Officer for Glenoit Corporation, a textile manufacturing company, from 1996 (Glenoit Corporation filed a petition for relief under Chapter 11 of the Bankruptcy Code on August 8, 2000, in the United States Bankruptcy Court for the District of Delaware.). Mr. Sears was Executive Vice President and Chief Financial Officer for Perfect Fit Industries, Inc. where he was an Equity Partner from 1989 until 1996. Mr. Sears served as Controller of the Consumer Products Division of Springs Industries, Inc. from 1984 until 1989. Previously he served as a Certified Public Accountant with the independent accounting firm of Haskins & Sells (now Deloitte & Touche) for approximately three years.

     Arthur Birkins has been President-Basic Bedding Division since October 20, 2001. Upon joining the Company on May 7, 2001, he was Senior Vice President-Basic Bedding. Prior to joining the Company Mr. Birkins was Vice President-Waverly Home Fashions, a division of F. Schumacher and Company. He began with Waverly as Vice President-Sales, National Accounts for Waverly Lifestyle Group in 1999. From 1997 he served as President of The Rug Barn, Inc., while simultaneously heading the Window Fashions Division of Home Innovations, Inc. from 1996. Both are divisions of Decorative Home Accents, Inc.

     Lanny L. Bledsoe has been Senior Vice President-Manufacturing of the Company since April 25, 2000. He was Senior Vice President-Sheet Manufacturing from 1996 until April 2000 and Senior Vice President-Bath Products Manufacturing from 1992 until 1996. Mr. Bledsoe joined the Company in 1952. Effective March 21, 2002, Mr. Bledsoe announced his plans to retire effective January 1, 2003. In preparation for his retirement Mr. Bledsoe left the office of Senior Vice President-Manufacturing and became Special Advisor to the President. Subject to approval of the Board of Directors, Mr. Bledsoe’s duties as an executive officer are being assigned to John W. Hurston, Vice President-Bath Products Manufacturing, and Robert R. Lanier, Vice President-Bed Products Manufacturing

     Robert B. Dale has been President-Bed and Bath Division since October 10, 2001. He joined the Company on April 12, 2001, as Senior Vice President-Sales and Marketing. Prior to joining the Company Mr. Dale was Vice President-Marketing and Sales of the Home Products Division of Thomaston Mills, Inc., a manufacturer and marketer of home fashions products, from 1999 and was President and Chief Operating Officer — Consumer Products with Glenoit Corporation from 1996 until 1999.

     Michael J. Velsmid, Jr. has been Senior Vice President-Retail Stores of the Company since June 28, 2000. Mr. Velsmid joined the Company in August 1992 as President of WestPoint Stevens Stores Inc., a wholly owned subsidiary of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of February 1, 2002 (except as otherwise specified in the footnotes) about beneficial ownership of Common Stock by (i) each person who is the beneficial owner of more than 5% of the outstanding Common Stock, (ii) all directors of the Company and the nominees for director, (iii) the four most highly compensated executive officers who are not directors, and (iv) all directors and executive officers as a group, based in each case on information furnished to the Company by each such person.

	Amount and Nature of		Percent
Name and Address of Beneficial Owner(1)	Beneficial Ownership		Of Class

Greenwich Street Capital Partners II, L.P.	6,348,640	(2)	12.59%
Greenwich Fund, L.P.	215,052	(2)	.43%
Greenwich Street Employees Fund, L.P.	378,995	(2)	.75%
TRV Executive Fund, L.P.	31,289	(2)	.06%
500 Campus Drive, Suite 220
Florham Park NJ 07932
GSCP Offshore Fund, L.P.	132,355	(2)	.26%
c/o GSCP (NJ), L.P.
500 Campus Drive, Suite 220
Florham Park NJ 07932

Mellon Financial Corporation	4,145,438	(3)	8.22%
The Boston Company, Inc.	3,530,400	(3)	7.00%
The Boston Company Asset Management, LLC	2,647,100	(3)	5.25%
c/o Mellon Financial Corporation
One Mellon Center
Pittsburgh PA 15258

State Street Bank and Trust Company	3,897,678	(4)	7.73%
225 Franklin Street
Boston MA 02110

The Bank of Nova Scotia	3,174,019		6.29%
44 King Street
Scotia Plaza, 8th Floor
Toronto, Ontario, Canada M5H 1H1

First Union National Bank	3,096,661		6.14%
301 South College Street
Charlotte NC 28270

The Bank of New York	2,706,761		5.37%
One Wall Street
New York NY 10255

Holcombe T. Green, Jr.	7,092,959	(5)	13.79%
WPS Investors, L.P.	3,096,662	(5)	6.14%
Green Capital IV	781,205	(5)	1.55%
Green & Company	325,000	(5)	.64%
3475 Piedmont Road, N.E. Suite 1600
Atlanta, Georgia 30305

Hugh M. Chapman	54,000	(6)	*

M. Katherine Dwyer	55,000	(7)	*

Joseph R. Gladden, Jr.	20,000	(8)	*

John G. Hudson	89,995	(9)	*

J. Hicks Lanier	50,000	(10)	*

Gerald B. Mitchell	65,000	(11)	*

John F. Sorte	155,000	(12)	*

M. L. “Chip” Fontenot	210,000	(13)	*

Lester D. Sears	56,000	(14)	*

Joan E. Amberg	86,063	(15)	*

Lanny L. Bledsoe	232,581	(16)	*

Michael J. Velsmid, Jr.	184,113	(17)	*

All Directors and Executive Officers as a group (15 persons)	8,479,819	(18)	16.20%

*	Represents less than 1%

(1)  The address of each person who is an officer or director of the Company is c/o WestPoint Stevens Inc., 507 West Tenth Street, West Point, Georgia 31833.

(2) Greenwich Street Capital Partners II, L.P. (GSCP II) is the direct beneficial owner of 6,348,640 shares, Greenwich Fund, L.P. is the direct beneficial owner of 215,052, Greenwich Street Employees Fund, L.P., is the direct beneficial owner of 378,995 shares, TRV Executive Fund, L.P., is the direct beneficial owner of 31,289 shares and GSCP Offshore Fund, L.P. is the direct beneficial owner of 132,355 shares. By virtue of its position as general partner of each of the Greenwich Street funds, Greenwich Street Investments II, L.L.C. (“GSI”) may be deemed to be the indirect beneficial owner of the same shares (i.e., an aggregate of 7,106,331 shares, or 14.09%). By virtue of its position as manager of each of the Greenwich Street Funds, GSCP (NJ), L.P. may be deemed to be the indirect beneficial owner of the same shares (i.e., an aggregate of 7,106,331 shares, or 14.09% of the Common Stock).

By virtue of its position as general partner of GSCP (NJ) L.P., GSCP (NJ) Inc. may be deemed to be the indirect owner of the same shares (i.e., an aggregate of 7,106,331 shares, or 14.09% of the Common Stock). By virtue of their positions as managing members of GSI, executive officers of GSCP (NJ) Inc. and senior limited partners of GSCP (NJ) LP, each of Messrs. Alfred C. Eckert III, Keith W. Abell, Sanjay H. Patel, Richard M. Hayden, Robert A. Hamwee, Thomas V. Inglesby, Matthew C. Kaufman and Ms. Christine K. Vanden Beukel may be deemed to be indirect beneficial owners of the same shares (i.e., an aggregate of 7,106,331 shares, or 14.09% of the Common Stock).

(3)  Mellon Financial Corporation, a parent holding company, possessed sole voting power of 3,532,763 shares, shared voting power of 437,700 shares and sole dispositive power of the total 4,145,438. Included in the holdings for Mellon Financial Corporation were shares held by the Boston Company, Inc., a parent holding company, which beneficially held sole voting power of 2,946,300 shares, shared voting power of 437,700 shares and sole dispositive power of the total 3,530,400 shares. Of those shares the Boston Company Asset Management, LLC, an investment adviser, possessed sole voting power of 2,063,000 shares, shared voting power of 437,700 shares and sole dispositive power of the total 2,647,100 shares.

(4)  As of December 31, 2001, State Street Bank and Trust Company acting in various fiduciary capacities for WestPoint Stevens Inc. Retirement Savings Value Plan held 3,635,927 shares with shared voting and dispositive power over 3,635,927 shares. State Street Bank and Trust Company in other fiduciary capacities held 261,751 shares with sole voting power over 241,651 shares and sole dispositive power over 261,751 shares.

(5)  Mr. Green possessed shared voting and investment power with respect to (i) 3,096,662 shares held directly by WPS Investors, L.P., of which HTG Corp., a company owned by him, is general partner; (ii) 781,205 shares held directly by Green Capital IV, of which HTG Corp., a company owned by him, is general partner; (iii) 325,000 shares held directly by Green & Company, of which HTG Corp., a company owned by him, is general partner; (iv) 232,500 shares held by Hall Family Investments, L.P., of which Mr. Green’s wife is general partner, (v) 16,345 shares held by Mr. Green’s wife and (vi) 703 shares held in a non-employee compensation plan of which Mr. Green is trustee. In addition, the total amount for Mr. Green includes (i) 1,650,544 shares owned directly by Mr. Green and (ii) 990,000 shares as to which Mr. Green holds currently exercisable options. The shares held by WPS Investors, L.P., are pledged as collateral for a credit facility, which credit facility went into default. Such default could cause the lender to require a sale or other disposition of such shares to realize on the value of the shares as collateral for the credit facility. See “EXECUTIVE COMPENSATION — Employment Agreements, Termination Provisions and Change in Control Arrangements.”

(6)  Includes 4,000 shares held directly and 50,000 shares as to which Mr. Chapman holds currently exercisable options, 10,000 shares of which were granted on November 9, 2000.

(7)  Includes 55,000 shares as to which Ms. Dwyer holds currently exercisable options, 10,000 shares of which were granted on November 9, 2000.

(8)  Includes 5,000 shares held directly and 15,000 shares as to which Mr. Gladden holds currently exercisable options.

(9)  Includes 4,545 shares held directly, 200 shares held by Mr. Hudson’s daughter as custodian for a grandson, 250 shares held by his spouse and 85,000 shares as to which Mr. Hudson holds currently exercisable options, 10,000 shares of which were granted on November 9, 2000. Mr. Hudson disclaims beneficial ownership of the 200 shares held by his daughter as custodian for his grandson and the 250 shares held by his wife.

(10)  Includes 35,000 shares held directly and 15,000 shares as to which Mr. Lanier holds currently exercisable options.

(11)  Includes 20,000 shares held directly and 45,000 shares as to which Mr. Mitchell holds currently exercisable options, 10,000 shares of which were granted on November 9, 2000.

(12)  Includes 115,000 shares held directly and 40,000 shares as to which Mr. Sorte holds currently exercisable options, 10,000 shares of which were granted on November 9, 2000.

(13)  Includes 10,000 shares held directly and 200,000 shares as to which Mr. Fontenot holds currently exercisable options.

(14)  Includes 15,000 shares held directly, 1,000 shares held indirectly and 40,000 shares as to which Mr. Sears holds currently exercisable options.

(15)  Includes 11,254 shares held directly, 74,667 shares as to which Ms. Amberg holds currently exercisable options and 142 shares held through the Savings Plan.

(16)  Includes 42,731 shares held directly, 23,859 shares held by Mr. Bledsoe’s wife, 151,371 shares as to which Mr. Bledsoe holds currently exercisable options and 14,620 shares held through the Savings Plan. Mr. Bledsoe disclaims beneficial ownership of the 23,859 shares held by his wife.

(17)  Includes 72,221 shares held directly, 96,944 shares as to which Mr. Velsmid holds currently exercisable options and 14,948 shares held through the Savings Plan.

(18)  Includes 2,042,795 shares held directly, 6,437,024 shares held indirectly, of which 37,818 shares are held through the Savings Plan, 1,612,982 shares as to which certain members of management hold currently exercisable options, and 305,000 shares as to which non-employee directors hold currently exercisable options. See footnotes 5-17.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     For the month of February 2001, Mr. Holcombe T. Green, Jr., an executive officer, inadvertently failed to timely file with the Securities and Exchange Commission one Form 5 related to one transaction.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning total compensation earned by or paid to the Chief Executive Officer, the four other highest-paid executive officers of the Company employed as executive officers as of December 31, 2001, and Ms. Joan E. Amberg who was no longer serving as an executive officer as of December 31, 2001, (the “Named Officers”) during the fiscal years indicated for services rendered to the Company and its subsidiaries.

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards

					Restricted		Stock
					Stock		Options	All Other
Name and Principal Position	Year	Salary ($)	Bonus($)(1)		Awards($)(2)		(# of Shares)	Comp. ($)

Holcombe T. Green, Jr.	2001	899,444	0		0	(3)	0	78,641	(5)
Chairman and Chief	2000	830,000	0		0		750,000	225,392	(6)
Executive Officer	1999	715,000	858,000		9,883,583	(4)	1,050,000	243,796	(7)

M. L. (“Chip”) Fontenot	2001	443,365	0		0		500,000	2,260	(8)
President and Chief Operating Officer

Joan E. Amberg	2001	285,000	0		0	(9)	0	2,059	(10)
Senior Vice President-Bed	2000	229,583	0		0		85,000	1,889	(10)
Division	1999	157,000	157,000		111,683		17,000	1,600	(10)

Lester D. Sears	2001	226,666	80,000		25,000		100,000	21,313	(11)
Senior Vice President	2001	265,000	0		0	(13)	0	14,453	(14)

Lanny L. Bledsoe	2001	265,000	0		0	(13)	0	14,453	(14)
Senior Vice President	2000	226,100	40,000	(12)	0		70,000	8,737	(14)
	1999	209,467	209,467		147,239		5,000	9,101	(14)

Michael J. Velsmid, Jr.	2001	300,000	0		0	(15)	0	10,216	(16)
Senior Vice President	2000	270,000	0		0		60,000	10,092	(16)
	1999	253,466	253,466		177,971		20,000	11,336	(16)

(1)	Bonuses earned in fiscal year 1999 were paid in the first quarter of fiscal year 2000.

(2)	Bonus Awards earned under the WestPoint Stevens Inc. Key Employee Stock Bonus Plan (the “Key Employee Stock Bonus Plan”) are subject to vesting requirements. The 1999 awards vest on a ten-year period. The dollar value is based upon the share price on the date of grant of the Bonus Awards. See “— Key Employee Stock Bonus Plan.”

(3)	As of December 31, 2001, the number of the aggregate Stock Bonus Awards earned but not vested for Mr. Green was 31,142 having a value of $776,880.23 based upon the closing price of the Company’s Common Stock on the date of grant.

(4)	On October 27, 1999, the Compensation Committee awarded Mr. Green 500,000 shares of the Company’s Common Stock pursuant to an agreement under which Mr. Green will be obligated to return a pro rata portion of the awarded shares if his employment with the Company terminates for any reason other than death, total disability, or a change in control of the Company, prior to October 27, 2004.

(5)	Includes $1,584 for excess value of life insurance over premiums paid by Mr. Green and $77,057 for personal use of Company airplane. See “— Employment Agreements, Termination Provisions and Change in Control Arrangements” and “— Compensation Committee Report on Executive Compensation.”

(6)	Includes $223,808 paid to Mr. Green as reimbursement for part of his expense in maintaining an apartment in New York. After July 1, 2000, the Company discontinued making reimbursement for such expenses when it entered into a new employment agreement with Mr. Green, which included an increase in base salary to compensate for such expense. Also includes $1,584 for excess value of life insurance over premiums paid by Mr. Green. See “— Employment Agreements, Termination Provisions and Change in Control Arrangements.”

(7)	Includes $240,000 paid to Mr. Green as reimbursement for part of his expense in maintaining an apartment in New York. This amount was previously disclosed in the discussion of related party transactions in the proxy statement for 1999. Also includes $2,196 for excess value of life insurance over premiums paid by Mr. Green for 1999 and $1,600 in the Company’s matching contributions under the Savings Plan for 1999. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

(8)	Includes $2,260 for excess value of life insurance over premiums paid by Mr. Fontenot. See “— Employment Agreements, Termination Provisions and Change in Control Arrangements.”

(9)	As of December 31, 2001, the number of the aggregate Stock Bonus Awards earned but not vested for Ms. Amberg was 6,766 having a value of $169,163.45 based upon the closing price of the Company’s Common Stock on the date of grant.

(10)	Includes $189 and $240 for excess value of life insurance over premiums paid by Ms. Amberg for 2000 and 2001, respectively; $1,600, $1,700 and $1,819 in the Company’s matching contributions under the Savings Plan for 1999, 2000 and 2001, respectively. Ms. Amberg ceased to be an executive officer of the Company prior to the end of 2001; however, she continues to be employed as a divisional officer.

(11)	Includes $251 for excess value of life insurance over premiums paid by Mr. Sears, $15,627 for relocation expenses and $5,435 for personal use of Company airplane.

(12)	Mr. Bledsoe was awarded a cash bonus of $40,000 based upon his individual performance. No cash bonuses were earned under the Senior Management Incentive Plan for Fiscal 2000. See “— Senior Management Incentive Plan” and “— Compensation Committee Report on Executive Compensation.”

(13)	As of December 31, 2001, the number of the aggregate Stock Bonus Awards earned but not vested for Mr. Bledsoe was 9,134 having a value of $227,237.04 based upon the closing price of the Company’s Common Stock on the date of grant.

(14)	Includes $5,238, $3,800 and $8,453 for excess value of life insurance over premiums paid by Mr. Bledsoe for 1999, 2000 and 2001, respectively; $2,263, $2,372 and $3,258 for personal use of Company automobile for 1999, 2000 and 2001, respectively; $1,600, $1,700 and $1,810 in the Company’s matching contributions under the Savings Plan for 1999, 2000 and 2001, respectively; and $865 for 2000 and $932 for 2001 for personal use of Company airplane.

(15)	As of December 31, 2001, the number of the aggregate Stock Bonus Awards earned but not vested for Mr. Velsmid was 11,042 having a value of $274,611.38 based upon the closing price of the Company’s Common Stock on the date of grant.

(16)	Includes $3,656, $2,312 and $2,311 for excess value of life insurance over premiums paid by Mr. Velsmid for 1999, 2000 and 2001, respectively; $6,080 for personal use of Company automobile for each of 1999, 2000 and 2001; $1,600, $1,700 and $1,825 in the Company’s matching contributions under the Savings Plan for 1999, 2000 and 2001, respectively.

Senior Management Incentive Plan

     Pursuant to the WestPoint Stevens Inc. Senior Management Incentive Plan (the “MIP”), performance awards were not earned by nor paid to employees of the Company and its subsidiaries with respect to Fiscal 2001. The purpose of this incentive plan is to provide additional compensation above base salary to key employees if the Company meets or exceeds certain performance goals established by the Compensation Committee. For the fiscal years included in the Summary Compensation Table, incentive payments for certain participants were based solely upon predetermined annual operating profit goals of the Company. Other participants’ payments were based on the operating profit (as defined in the MIP) of the Company and certain business units and/or divisions. The MIP provided that no participant will receive payments under the plan unless the Company’s actual annual operating profit equals or exceeds 90% of the predetermined operating profit goal. Incentive payments to each of the Named Officers under the MIP for the last three years are included in the Summary Compensation Table.

     On February 14, 2002, performance awards that will be payable to the senior management with respect to 2002 were determined based on the terms and provisions of a revised MIP with new predetermined goals established by the Compensation Committee. The new MIP goals are based upon predetermined rates of return on the invested capital of the Company and its business units or divisions. The return on invested capital is calculated as the quotient derived by dividing the corporate or divisional operating income by the sum of a) net fixed assets at year-end; b) average inventories; and c) average accounts receivable.

Key Employee Stock Bonus Plan

     Pursuant to the Key Employee Stock Bonus Plan, the Company may grant bonus awards of shares of Common Stock to those key employees of the Company who are deemed eligible to participate in the Key Employee Stock Bonus Plan, based on the Company’s achievement of certain pre-established earnings levels during the Company’s fiscal year. On March 9, 2001, the Company granted Bonus Awards (as such term is defined in the Key Employee Stock Bonus Plan) for Fiscal 2001 covering an aggregate of 780,012 shares of Common Stock to certain key employees based upon the terms of the Key Employee Stock Bonus Plan with new predetermined earnings levels established by the Compensation Committee. On February 14, 2002, the Compensation Committee determined that Bonus Awards for Fiscal 2001 had not been earned and such Bonus Awards were forfeited. On February 14, 2002, the Company granted Bonus Awards for Fiscal 2002 covering an aggregate of 2,745,639 shares of Common Stock to certain key employees based upon the terms of the Key Employee Stock Bonus Plan with new predetermined earnings levels established by the Compensation Committee.

Option/SAR Grants in Last Fiscal Year

     Stock options exercisable for shares of Common Stock are granted to certain key employees of the Company pursuant to the WestPoint Stevens Inc. Omnibus Stock Incentive Plan (the “Omnibus Stock Incentive Plan”) in order to secure and retain the services of persons capable of filling key positions with the Company, to encourage their continued employment and to increase their interest in the growth and performance of the Company by providing them with an ownership stake. The following table provides information on stock options granted to the Named Officers during the last fiscal year pursuant to the Omnibus Stock Incentive Plan.

     The table also shows, among other data, hypothetical potential gains from stock options granted in Fiscal 2001. These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of the price of Common Stock over the ten-year life of the stock options granted in Fiscal 2001 (which would equal a total increase in the Company’s stock price of 62.9% and 159.4%, respectively, from the date of the grant). The assumed rates of growth were selected by the Securities and Exchange Commission for illustrative purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company’s future performance and prospects.

Option/SAR Grants in Last Fiscal Year

					Potential Realizable Value at
					Assumed Annual Rates of Stock
					Price Appreciation for Ten-Year
	Individual Grants				Term of Options

		% of Total
	Number of	Options/SARs	Exercise Price
	Options/SARs	Granted to All	Per Share	Expiration	At 5% Annual	At 10% Annual
Name of Executive	Granted	Employees	($/Sh)	Date	Growth Rate ($)	Growth Rate ($)

M. L. (“Chip”) Fontenot	500,000	62.19%	$8.48	1/8/11	$2,666,513	$6,757,468
Lester D. Sears	100,000	12.44%	$7.90	4/17/11	$496,827	$1,259,057

Fiscal Year-End Option Holdings

     The following table summarizes for each of the Named Officers option exercises during Fiscal 2001, including the aggregate value of gains on the date of exercise, the total number of unexercised options for Common Stock, if any, held at December 31, 2001, and the aggregate dollar value of unexercised in-the-money options for Common Stock, if any, held at December 31, 2001. Value of unexercised in-the-money options at fiscal year-end is the difference between the exercise or base price of such options and the fair market value of the underlying Common Stock on December 31, 2001, which was $2.45 per share. These values have not been, and may never be, realized, as these options have not been, and may never be, exercised. Actual gains, if any, upon exercise will depend on the value of Common Stock on the date of any exercise of options.

Aggregated Option/SAR Exercises in the
Last Fiscal Year and FY-End Option/SAR Values

					Value of Unexercised
					(at year end)
	Shares		Number of Unexercised		in-the-Money
	Acquired on	Value	Options at FY-End (#)		Options at FY-End ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Holcombe T. Green, Jr.	0	0	990,000	910,000	0	0
M.L. (“Chip”) Fontenot	0	0	200,000	300,000	0	0
Lester D. Sears	0	0	40,000	60,000	0	0
Lanny L. Bledsoe	0	0	151,371	30,000	0	0
Michael J. Velsmid, Jr.	0	0	96,944	29,000	0	0
Joan E. Amberg	0	0	74,667	39,400	0	0

Pension Plan and Retirement Plans

     WestPoint Pension Plan

     Executive officers of the Company and certain of its subsidiaries are covered by the WestPoint Stevens Inc. Retirement Plan (the “WestPoint Pension Plan”), a defined benefit pension plan. The WestPoint Pension Plan covers all salaried employees of the Company and certain subsidiaries and affiliates who have met eligibility requirements and may include certain hourly employees if designated for coverage.

     Contributions to the plan are computed on an actuarial basis and, as such, individual employee payments (or accruals) cannot be calculated until retirement. Compensation covered by the pension plan consists of all payments made to a participant for personal services rendered as an employee of the Company that are subject to federal income tax withholding, including before tax contributions to certain employee benefit plans and excluding income attributable to stock based awards and imputed income attributable to certain fringe benefit programs. Plan compensation covers up to a maximum of $164,000 per individual for Fiscal 2001. The plan provides that participants’ benefits fully vest after five years of service or the attainment of age 65.

     Retirement benefits for the WestPoint Pension Plan are computed as the sum of 1% of a participant’s average compensation (the annual average of five consecutive, complete plan years of highest compensation during the last 10 years of service) multiplied by the years of benefit service, plus 0.6% of a participant’s average compensation which exceeds the Social Security Integration Level ($37,212 in Fiscal 2001), multiplied by the participant’s years of benefit service, not to exceed 35 years.

     The following table indicates the approximate amounts of annual retirement income that would be payable under the WestPoint Pension Plan calculated on a straight-life annuity basis and based on various assumptions as to compensation and years of service for certain employees. There is no social security or other offset deducted from the amounts shown.

Pension Plan Table (1)

Average (2)	Years of Service
Compensation	15	20	25	30	35

$150,000	$32,651	$43,535	$54,418	$65,302	$76,185
175,000	38,651	51,535	64,418	77,302	90,185
200,000	44,651	59,535	74,418	89,302	104,185
225,000	50,651	67,535	84,418	101,302	118,185
250,000	56,651	75,535	94,418	113,302	132,185

(1)	Assumes individual retires at age 65 with indicated years of service but further assumes the Social Security Integration Level as in effect in Fiscal 2001, which was $37,212.

(2)	Represents the average of the annual covered compensation for the five consecutive, complete plan years of highest compensation during the last 10 years of service.

     The following table indicates the credited years of service as of the date hereof for each of the Named Officers who are participants in the Plan and the annual average covered compensation for each of their five consecutive plan years of highest compensation during their last 10 years of service:

	Credited	Average Covered
	Years	Compensation

Holcombe T. Green, Jr.	9.5	$164,000
Lanny L. Bledsoe	35.3	$164,000
Michael J. Velsmid, Jr.	9.7	$164,000
Joan E. Amberg	12.3	$164,000

     Supplemental Retirement Plan

     The Company’s Supplemental Retirement Plan (“Supplemental Retirement Plan”) provides for payment of amounts that would have been paid under the WestPoint Pension Plan but for the limitations on covered compensation and benefits applicable to qualified retirement plans imposed by the Internal Revenue Code of 1986, as amended (the “Code”). For certain participants, the compensation taken into account under the Supplemental Retirement Plan is limited to the lesser of (i) $300,000 or (ii) 120% of the participant’s base salary. The Supplemental Retirement Plan is not qualified under Section 401(a) of the Code and benefits are paid from the general assets of the Company.

     During Fiscal 2001, the Supplemental Retirement Plan was amended to provide that no participant would accrue any additional benefit on or after February 13, 2001. In addition, the plan was amended to provide all active participants with a one-time, irrevocable election to receive an alternative benefit valued by and paid in the form of shares of Common Stock. The alternative benefit was determined by dividing the present value of each participant’s accrued benefit by the fair market value of the Common Stock on the date the participant elected to receive the alternative benefit. Of the Named Officers, only Messrs. Green, Bledsoe and Velsmid have accrued benefits under the plan and each elected to receive the alternative benefit. As a result of the conversion of their existing accrued benefits, upon termination of employment on or after attaining age 60, Mr. Green will be entitled to receive 818,902 shares of Common Stock, Mr. Bledsoe 224,217 shares and Mr. Velsmid 141,610 shares.

     Supplemental Executive Retirement Plan

     The Supplemental Executive Retirement Plan (the “Executive Retirement Plan”) provides an enhanced level of post-retirement income to those executives who participated in the 1982 Restricted Stock and Performance Share Plan of West Point-Pepperell, Inc. and its successor plans (collectively, the “RSPSP”), all of which were terminated in the first half of 1989. The benefit is based on the executive’s average monthly compensation (“AMC”), including salary, bonus and commissions during the 60 consecutive calendar months during which compensation was highest out of the executive’s last 120 calendar months of employment. The Executive Retirement Plan provides a monthly benefit calculated as a single life and 10-year certain annuity based upon the following formula:

3.5% x (AMC) x (lesser of 10 or number of years of service under RSPSP) plus 1% x (AMC) x (years of service under RSPSP in excess of 10 not to exceed 30) minus benefits payable under the WestPoint Pension Plan and the Supplemental Retirement Plan and minus amounts attributable to employer contributions under the WestPoint Stevens Inc. Retirement Savings Value Plan (“RSVP”).

     Participation in the Executive Retirement Plan was frozen by the Company as of December 31, 1993. At such time, only one of the Company’s current executives were accruing benefits under the Executive Retirement Plan. Of the Named Officers, only Mr. Bledsoe was a participant and accruing a benefit under the Executive Retirement Plan. As of December 31, 2001, benefits payable at age 65 to Mr. Bledsoe under the Executive Retirement Plan amount to $1,681.92 per month.

Employment Agreements, Termination Provisions and Change in Control Arrangements

     The Company entered into employment agreements with Mr. Green effective July 1, 2000, and Mr. Fontenot effective January 5, 2001, for three-year terms, which automatically extend on a daily basis until notice is given by either party to the agreements to cease any further extension. The employment agreements for each of these executive officers provide an annual base salary, subject to annual review as follows: Mr. Green — $1,030,000 and Mr. Fontenot — $450,000. Mr. Green’s base salary included an amount primarily deemed appropriate to compensate him for expenses he incurred in maintaining a residence in New York City where the Company maintains a corporate office. In 2001, Mr. Green sold his residence and his employment agreement has been modified to reflect a corresponding reduction in base salary. In 2001, Mr. Green received salary in the amount of $899,444. Effective January 1, 2002, Mr. Green’s base salary became $825,000 and Mr. Fontenot’s base salary became $465,000. Mr. Green also has been provided fringe benefits, including (i) an automobile allowance, (ii) reasonable personal use of the Company aircraft and (iii) reasonable cost of membership in a private club. Mr. Fontenot is provided reasonable personal use of the Company aircraft and a choice of an automobile allowance or club membership. Mr. Fontenot is provided reasonable expenses for a temporary residence in New York, New York, and for travel between New York, New York, and Charlotte, North Carolina, with additional amounts, if any, as may be necessary to provide him, on an after-tax basis, with sufficient funds to discharge any federal, state or local income taxes imposed on such housing and travel reimbursements. Upon Mr. Fontenot’s permanent assignment to either New York, New York, or Atlanta, Georgia, the Company shall purchase the executive’s residence in Charlotte, North Carolina, at its appraised fair market value and pay all closing costs and other costs of such purchase. The agreements provide that each executive officer would participate in the top bonus category of 120% of his annual base salary under the Company’s Senior Management Incentive Plan based upon the Company’s achievement of certain performance goals in existence from time to time. The agreements also provide that these executive officers will participate in the Company’s Key Employee Stock Bonus Plan and Omnibus Stock Incentive Plan as well as any medical, dental, disability, insurance, retirement, savings, vacation or other welfare or fringe benefit plans or programs made available to the Company’s other senior executive officers. See “— Senior Management Incentive Plan” and “— Key Employee Stock Bonus Plan.”

     Upon a termination of employment by the Company without “Cause” or by the executive for “Good Reason” (which includes, among other things, a change in control of the Company in certain circumstances), each of the following executives would receive the following payments after such termination becomes effective (in addition to all compensation owed to the executive at the time of such termination): the sum of (i) the executive’s annual base salary times the number of whole and fractional years remaining in the term of the employment agreement; (ii) the target bonus amount payable to such executive under the management incentive plan applicable to the year in which such termination becomes effective, times the number of years remaining in the term of the employment agreement (with any fractional years treated as whole years) whether or not the requirements otherwise applicable to the payment of such bonus amount under such plan have been met; and (iii) all outstanding unvested awards under the Key Employee Stock Bonus Plan and the Omnibus Stock Incentive Plan which shall become immediately vested and exercisable as applicable. To receive amounts described in (i), (ii) and (iii) above the executive would be required to execute a release of all employment-related claims. The amounts payable under (i) and (ii) are to be paid on dates they would have been paid if the executive’s employment had not been terminated, provided, however, payment will cease and be forfeited if the executive becomes employed by a “competitor” as defined in the non-compete provisions of the agreement. Accordingly, if such a termination were to occur in 2002, Mr. Green and Mr. Fontenot would be entitled to cash payments of $3,960,000 and $2,232,000, respectively. In addition, the Company has agreed to make an indemnity payment to each executive with respect to any of the aforementioned lump-sum cash payments and any payments under any plan or other compensatory arrangement in connection therewith in an amount equal to the sum of (i) the excise tax, if any, imposed on each executive under Section 4999 of the Code in respect of any such payments and (ii) any federal, state or local income tax imposed on any such indemnity payment. In addition, each executive shall be entitled to receive continued medical and dental benefits for the remaining term of the employment agreement. See “— Option/SAR Grants in Last Fiscal Year” and “— Fiscal Year-End Option Holdings.”

     The Company entered into an employment agreement with Mr. Sears effective April 17, 2001, providing a starting base salary of $320,000, participation in the MIP at the top bonus category and participation in the Company’s Key Employee Stock Bonus Plan and Pension Plan. Under the agreement Mr. Sears was awarded stock options for 100,000 shares of Company stock and a guaranteed minimum cash bonus of $80,000 for calendar year 2001. Upon termination of employment by the Company for any reason or by the executive for good reason, Mr. Sears would receive a payment equal to his annual cash compensation, all outstanding unvested awards under the Company’s Key Employee Stock Bonus Plan would immediately vest and become nonforfeitable, and any outstanding stock options would immediately become vested and exercisable. Effective January 1, 2002, Mr. Sears’ base salary was increased to $330,000. Accordingly, if such a termination were to occur in 2002, Mr. Sears would be entitled to a cash payment of $330,000. On February 14, 2002, the Compensation Committee approved a payment to Mr. Sears in the amount of $289,527 to compensate Mr. Sears for the cash loss he realized on the sale of his house in Tarboro, North Carolina, plus an additional amount as may be necessary to provide him on an after tax basis with sufficient funds to discharge any federal, state or local taxes imposed on such payment.

     On March 20, 2002, the Company entered into an arrangement with Mr. Bledsoe under which he would leave the office of Senior Vice President-Manufacturing and become Special Advisor to the President and Chief Operating Officer of the Company effective March 21, 2002. He remains an employee and advisor until his retirement on January 1, 2003, and receives his regular base salary and benefits until that date. Mr. Bledsoe is eligible for the cash bonus under the MIP if earned. Subject to Compensation Committee approval Mr. Bledsoe will receive an award of 50,000 Deferred Shares under the Company’s Omnibus Stock Incentive Plan with the shares to be delivered on December 31, 2004, subject to the conditions set forth in the arrangement. After the effective date he will not receive any further awards or grants under any equity-based compensation plans or bonus plans. Mr. Bledsoe will also receive an annual cash compensation amount of $100,718 for calendar years 2003 and 2004 in accordance with the Company’s usual and customary payroll practices contingent upon compliance with provisions of confidentiality and non-competition as required by the arrangement.

     On August 11, 1992, the Company sent an employment letter to Mr. Velsmid outlining his employment arrangement and providing for payment of an amount equal to his annual salary upon termination of his employment for any reason (including a change in control) other than disability or good cause as defined in the letter.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors, consisting entirely of non-employee directors, sets all the policies under which compensation is paid or awarded to the Company’s executive officers.

     General Policies. The goals of the Company’s executive compensation program for Fiscal 2001 were to attract, retain, motivate and reward qualified persons serving as executive officers, which will lead to long-term enhancement of shareholder value. To achieve the goals of the program, the Company relies primarily on salary, annual bonuses and stock options.

     The salary levels for existing executive officers depend primarily on individual levels of responsibility within the Company. The level of salaries for newly hired executive officers, while similarly dependent on individual levels of responsibility within the Company, also is affected by the market for executive talent. Additional consideration in setting salary levels is given to the Company’s competitive position in its industry and the need to establish compensation and terms of employment that will attract and retain the leadership the Company believes necessary to remain competitive. The Compensation Committee also takes into consideration recommendations from compensation consultants, executive search firms, or industry studies for comparable positions, as well as, the expenses of relocation and the loss of accrued benefits.

     Bonus levels for executive officers and other key employees of the Company depend on performance and have been designed to encourage the achievement of certain annual operating performance goals. Potential annual bonuses for executive officers and certain other key employees are determined by the Compensation Committee under the WestPoint Stevens Inc. Senior Management Incentive Plan (the “MIP”). Other participants’ payments have been based on a combination of factors, including the operating profit of the Company and certain business units and/or divisions. The MIP has provided for threshold incentive payments to all participants only when actual annual operating profits equal or exceed 90% of the predetermined annual operating profit goal. The threshold operating profit goals for Fiscal 2001 were not met and no bonuses were paid under the MIP for 2001. The Company did pay contractual bonuses outside the MIP to four individuals in the total amount of $177,500. These bonuses were granted as inducements to these individuals for accepting employment with the Company when they were hired. In February 2002, the Compensation Committee amended the MIP to provide that performance goals would be based solely upon predetermined rates of return on invested capital of the Company and its business units or divisions. The return on invested capital is calculated as the corporate or divisional operating income divided by the sum of a) net fixed assets at year-end; b) average inventories; and c) average accounts receivable. The Compensation Committee feels this change is an improvement in the MIP, since it will tie incentive compensation more closely to each individual’s performance in regard to the assets of the Company relating to the individual’s position within the Company. Annual bonuses for 2002 for the Named Officers will be determined under the MIP based upon whether the Company or its business units and/or divisions meet or exceed the performance goals established by the Compensation Committee for 2002. See “— Summary Compensation Table,” “— Senior Management Incentive Plan” and “— Employment Agreements, Termination Provisions and Change in Control Arrangements.”

     The Omnibus Stock Incentive Plan provides for the grant by the Company of stock-based incentives to certain key employees of the Company. The stock-based incentives offered pursuant to the Omnibus Stock Incentive Plan are a matter of separate inducement to key employees and are not granted in lieu of any other compensation. By means of the Omnibus Stock Incentive Plan, the Company seeks to retain the services of persons now holding key positions with the Company and to secure and retain the services of persons capable of filling such positions by providing them with an ownership stake in the Company. A committee appointed by the Board of Directors to administer the Omnibus Stock Incentive Plan can choose from among six categories of incentive awards: stock options, stock appreciation rights, restricted shares, deferred shares, performance shares and performance units. See “— Summary Compensation Table,” “— Option/SAR Grants in Last Fiscal Year” and “— Employment Agreements, Termination Provisions and Change in Control Arrangements.” The number of options held by a key employee is not a factor in determining or otherwise limiting future grants. Such a factor could create an incentive to exercise options and sell the underlying shares, defeating the Company’s objective of providing key employees with an ownership stake in the Company’s business.

     In order to advance the interest of the Company and its stockholders by motivating key employees to attain extraordinary performance exceeding industry norm, promote the long-term success and growth of the Company and to remain in the service of the Company, participants in the Key Employee Stock Bonus Plan may receive, if the Company achieves certain performance criteria, annual bonuses, payable in shares of Common Stock of the Company, equal to 80% of their base salary. Earned Bonus Awards are subject to a vesting schedule determined by the Compensation Committee, provided, however, that at least 10% of the shares of Common Stock earned will vest on January 1 of each calendar year following the performance year for which such Bonus Awards are earned until fully vested. In Fiscal 2001, the Company did not achieve the pre-established earnings levels and no bonuses were paid under the Key Employee Stock Bonus Plan for Fiscal 2001.

     Compensation of the Chief Executive Officer. Mr. Green’s compensation is determined pursuant to the principles noted above and by the terms of his employment agreement. On July 1, 2000, the Company entered into the current employment agreement with Mr. Green. Under the agreement, his base salary included an amount primarily deemed appropriate to compensate for expenses incurred by Mr. Green in maintaining a residence in New York City where the Company maintains a corporate office. In 2001, Mr. Green sold his interest in the New York residence and took a voluntary reduction in salary. Mr. Green’s employment agreement was later amended to document the reduction in base salary. The Compensation Committee believes that Mr. Green, as a substantial stockholder of the Company, is committed to acting to optimize overall Company performance to the benefit of all stockholders and that he has continued to demonstrate such commitment in Fiscal 2001. In Fiscal 2001, under Mr. Green’s leadership the Company has continued to rationalize manufacturing, increase global sourcing, reduce overhead, improve inventory management, enhance the Company’s supply chain and logistics, expand brands and explore new licensing opportunities. In Fiscal 2001, Mr. Green was also instrumental in obtaining additional liquidity for the Company through a new $165 million second-lien credit facility.

     Section 162(m) of the Code. With certain exceptions, Section 162(m) of the Code (“Section 162(m)”) disallows a publicly-held company’s deduction for compensation paid in excess of $1 million per taxable year to certain executives. Certain performance-based compensation is not subject to the limitations under Section 162(m). The Company believes that compensation paid under the Key Employee Stock Bonus Plan to the officers subject to Section 162(m) generally should qualify for the performance-based compensation exception to Section 162(m). In addition, options granted under the Omnibus Stock Incentive Plan should qualify for the performance-based compensation exception to Section 162(m). The Compensation Committee has reserved the right under certain circumstances to approve awards or compensation which would not qualify for the performance-based compensation exception to Section 162(m). In February 2002, the MIP was amended to modify the performance goals on which compensation paid under the plan are based. As a result of the amendment to the MIP, compensation paid under the MIP for Fiscal 2002 will not qualify for the performance-based exception to Section 162(m).

Compensation Committee

Hugh M. Chapman, Chairman Gerald B. Mitchell John G. Hudson

PERFORMANCE GRAPH

     The following graph provides a comparison of the cumulative total returns on the Common Stock based on an investment of $100 after the close of the market on the last trading day of the year ending on December 31, 1996, plotted on an annual basis for a five-year period ending on December 31, 2001, against Standard & Poor’s 500 Stock Index (“S&P 500”) and an index compiled consisting of 203 companies (listed on Annex A hereto) with market capitalizations that were similar to that of the Company at the end of 2000 (the “Market Index”) (prepared by Standard & Poor’s Compustat Services, Inc.), in each case assuming reinvestment of any dividends. The Company believes that published industry indices are not representative of the Company and its lines of business and that it cannot reasonably identify a group of peer issuers that are in the same industry or lines of business as the Company or that are reasonably comparable with the Company on any other basis. Therefore, in accordance with the rules and regulations of the Securities and Exchange Commission, the Company has selected the Market Index for purposes of comparing the Company’s cumulative total returns on the Common Stock. Furthermore, the following graph is not, nor is it intended to be, indicative of future performance of the Company’s Common Stock, which performance could be affected by factors and circumstances outside of the Company’s control.

	Period	Years Ending

Company Name/Index	Dec 96	Dec 97	Dec 98	Dec 99	Dec 00	Dec 01

WestPoint Stevens Inc.	100	158.16	211.3	117.44	60.58	19.96
S&P 500 Index	100	133.36	171.48	207.56	188.66	166.24
Peer Group	100	118.31	106.56	109.2	89.45	94.43

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During Fiscal 2000, the Company acquired an interest in a limited liability company, HTG Falcon, LLC (“HTGF”). The only other member of the company is HTG Corp., a corporation wholly owned by Holcombe T. Green, Jr., the Company’s Chairman and Chief Executive Officer. When the Company acquired its interest in HTGF, HTGF was the beneficial owner of a Falcon 2000 jet aircraft used by Company employees, including Mr. Green, for business travel and by HTG Corp. HTGF later received a contribution from HTG Corp. of an indirect leasehold interest in property for hangar construction (the “Hangar Property”).

     During Fiscal 2001, HTGF disposed of the Falcon 2000 jet aircraft by a sale to an unrelated third party. The sales price was less than the book value of the aircraft. After analyzing the fair market value of HTGF’s assets remaining after its primary asset, the aircraft, was sold and the net proceeds distributed to the Company, in consultation with its auditors, the Company concluded that it was appropriate to record a non-cash charge of $7.5 million representing the Company’s entire investment in HTGF. This charge was announced in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001. Following the sale, HTG Corp. had a deficit capital account balance in HTGF of approximately $4.5 million.

     On November 29, 2001, the Company entered into an agreement (the “Letter Agreement”) with HTG Corp. pursuant to which HTG Corp. agreed to restore the negative balance in its capital account in HTGF. Under the Letter Agreement, HTG Corp. has agreed to restore approximately $4.5 million (the “Amount Due”) in installments, with $1.0 million due on November 29, 2002, $2.0 million due on November 29, 2003, and the balance due on November 29, 2004. The Amount Due is subject to increase or decrease by one-half of the loss or gain, respectively, upon the sale or disposition of the remaining assets of HTGF. HTG Corp. has agreed to pay interest on the Amount Due at the prime rate of interest in effect from time to time plus three and one-half percent (31/2%) per annum. On March 8, 2002, the Amount Due increased by $750,000 to approximately $5.25 million due to the distribution of the Hangar Property to HTG Corp. and the loss to HTGF related to such distribution. The Letter Agreement requires HTG Corp. to pay any proceeds from its disposition of the interest in the Hangar Property to the Company as partial payment of the Amount Due. Neither the obligation of HTG Corp. nor the Guaranty Agreement (as defined below) is secured or collateralized by any assets. Accordingly, as of December 31, 2001, no amounts have been recorded in the Company’s consolidated financial statements for the potential recovery of the Amount Due.

     The only remaining asset of HTGF is a contract for the purchase of a new Falcon 2000EX jet aircraft. The members of HTGF are seeking a buyer for this contract or HTGF. Under the Letter Agreement, any proceeds from the sale of either this contract or HTGF must be paid to the Company and the Amount Due will be decreased by the amount of such proceeds paid to the Company. Mr. Green has caused another of his affiliated companies, which is wholly-owned by him (the “Guarantor”), to enter into a Guaranty Agreement dated November 29, 2001 (the “Guaranty Agreement”) in favor of the Company under which it has guaranteed the payment of the Amount Due and performance by HTG Corp. under the Letter Agreement. Under the Letter Agreement, until the entire Amount Due has been paid, HTG Corp. has agreed to provide the Company, within 15 days after the end of each of the Company’s fiscal quarters, an updated business appraisal reflecting the value of the Guarantor. Mr. Green has agreed to provide support to the extent necessary, including contributions to the capital of the Guarantor, to permit the Guarantor to maintain a value of at least two times the outstanding Amount Due from time to time.

     In fiscal year 2000, the Company entered into a sublease agreement with HTG Corp. pursuant to which HTG Corp. subleased office space at the Company’s corporate offices in Atlanta, Georgia. The sublease agreement obligated HTG Corp. to pay annual rent of $60,672 plus a pro rata share of expenses. Since May 2001, the Company has waived the obligation of HTG Corp. to pay further rent and expenses, occupied the premises and terminated the sublease.

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT AUDITORS

     Ernst & Young LLP, independent certified public accountants, audited the financial statements of the Company for the year ended December 31, 2001, contained in the Company’s Annual Report on Form 10-K (which was filed with the Securities and Exchange Commission on March 28, 2002). Such audit services consisted of the firm’s audit of and report on such financial statements and other annual financial statements of the Company and other matters.

     Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Based upon the recommendation of the Audit Committee and subject to ratification by the stockholders, the Board of Directors has appointed Ernst & Young LLP, independent certified public accountants, as auditors for the Company for the fiscal year ending December 31, 2002.

     The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP, independent certified public accountants, as auditors of the Company for the fiscal year ending December 31, 2002.

PROPOSALS OF STOCKHOLDERS

     The Company intends to hold the Annual Meeting of Stockholders for year 2003 in the spring of next year. Any stockholder of the Company wishing to include proposals in the proxy materials for such meeting must meet the requirements of the rules of the Securities and Exchange Commission relating to stockholders’ proposals. Such proposal must be received by the Secretary of the Company in writing at the principal executive offices of the Company prior to December 9, 2002.

     According to the Company’s By-laws, any stockholder of the Company wishing to submit a proposal for consideration outside the processes for inclusion in the proxy materials for such meeting must deliver such proposal to the Secretary of the Company at the principal office of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than 90 days prior to such annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made; and, provided further, that in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year’s annual meeting a stockholder’s notice related to the election of directors shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Company at the principal executive office of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. For purposes of this paragraph, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

PROPOSAL 3 — STOCKHOLDER PROPOSAL CONCERNING CHILD LABOR

     The Office of the Comptroller of New York City, 1 Centre Street, New York, New York, as trustee of the New York City Employees’ Retirement System and the New York City Teachers’ Retirement System has given notice that it intends to offer the following resolution and statement in support thereof at the Annual Meeting:

The Shareholders of WestPoint Stevens request the Board of Directors to create a committee of independent directors to prepare a report at reasonable expense describing the Company’s actions to ensure that it does not do business with suppliers who manufacture items or harvest raw materials using child labor.

Supporting Statement

     WestPoint Stevens is a global corporation and its international operations and sourcing arrangements expose the Company to a variety of risks. Managing operations effectively and increasing shareholder value depend on public and governmental goodwill. Possible exposure to human rights violations increases the financial risk of the Company. A thorough investigation of our Company’s sourcing arrangements would help ensure that it is not a party to serious child labor violations in order to protect our Company’s valuable public image and long-term shareholder value.

     Our Company’s performance suggests the need to focus on long-term shareholder value. WestPoint Stevens’ stock has under-performed the Dow Jones Durable Household Products Industry Index for the past 5 years. One of WestPoint Stevens’ most valuable assets is its brand name. The annual report states “products are marketed under well-known and firmly established trademarks, brand names and private labels.”

     A November 2001 New York Times article reported that a recent study of consumer behavior found that social commitment increasingly matters to them: “Slightly more than three-quarters said that commitment was important in deciding what to buy, compared with about half of those asked in March (2001).” A Dallas Morning News article on the same study reported “that 81 percent of people (said they) would switch brands, when price and quality are equal, to a company that supports social causes.”

     Child labor has become an increasingly controversial issue worldwide. Newspapers and human rights groups have reported on the use of child labor in the cotton industry in many countries where WestPoint Stevens does business. Our Company advertises on its website that the Grand Patrician luxury towels, sheets and pillows are “crafted of 100% Egyptian cotton.” A January 2001 Human Rights Watch report estimates that more than one million Egyptian children between the ages of seven and 12 work in cotton pest management under working conditions that violate Egyptian law.

     Our Company also sources from companies in Pakistan. An October 2001 USA Today article reports, “an estimated 60% or more of youths ages five to 14 are full time-workers” in Pakistan, and “millions cultivate tobacco and cotton.” This article also states that Kohinoor, one of Pakistan’s largest textile groups, supplies bed lines to WestPoint Stevens.

     Our Company states on its website that it is “committed to improving the quality of life in towns and communities wherever the Company operates.” A report by an independent board committee describing the policies, procedures, standards and processes in place specifically concerning the use of child labor would foster shareholder confidence in our Company’s commitment to corporate responsibility and the creation of long-term shareholder value.

     We urge shareholders to vote FOR this proposal.

Company’s Response In Opposition

     The Company has long recognized its responsibility for compliance with law and with the highest ethical standards in the conduct of its business. For many years it has maintained appropriate policies and a code of conduct for employees to ensure compliance with such policies. In 1997, the Board of Directors expanded its policy statement even further by adopting a sourcing policy prohibiting the purchase of merchandise that is produced in whole or in part by indentured, prison or illegal immigrant or child labor. The Company has required that vendors certify the locations used for the production of products it purchases and that the vendors submit to compliance inspections from the Company or its representatives to ensure that the Company does not do business with suppliers who violate human rights.

     The Board of Directors is dedicated to ensuring the protection of human rights and has charged Company management with the responsibility to take the necessary action to enforce the requirements of its policies. The Company has been diligent in its inspection of vendors and enforcement of its policies.

     The Company has already addressed the concerns expressed by the proposal and believes that the expenditures of time and funds as proposed are not justified.

     The Board of Directors recommends a vote AGAINST the stockholder proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

OTHER BUSINESS

     The Board of Directors is not aware of any other matters that may be presented at the Annual Meeting other than those mentioned in the attached Company’s Notice of Annual Meeting of Stockholders. If any other matters do properly come before the Annual Meeting, it is intended that the persons named as proxies will vote, pursuant to their discretionary authority, according to their best judgment in the interest of the Company.

ADDITIONAL INFORMATION

     All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the accompanying materials will be paid by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies by telephone, telegram or by personal interviews. Such persons will receive no additional compensation for such services. The Company will reimburse brokers and certain other persons for their charges and expenses in forwarding proxy materials to the beneficial owners of Common Stock.

     Copies of the Company’s 2001 Annual Report to Stockholders were previously mailed to the stockholders or will be mailed simultaneously with this Proxy Statement. The financial statements and financial information appearing in such Annual Report are incorporated by reference herein.

     This Proxy Statement and the accompanying Form of Proxy have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

By Order of the Board of Directors,

Christopher N. Zodrow Vice President and Secretary

West Point, Georgia
April 8, 2002

ANNEX A

Market Index for WestPoint Stevens Inc.

ABER DIAMOND CORP
ABIOMED INC
ACTIVCARD S A -SPON ADR
ADOLOR CORP
AIRBORNE INC
AIRGATE PCS INC
AIRTRAN HOLDINGS INC
ALAMOSA HOLDINGS INC
ALEXANDRIA R E EQUITIES INC
ALLEN TELECOM INC
ALLIANCE SEMICONDUCTOR CORP
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AMER ITALIAN PASTA CO -CL A
AMERIPATH INC
AMYLIN PHARMACEUTICALS INC
ANADIGICS INC
ARCH COAL INC
ARGONAUT GROUP INC
ARGOSY GAMING CORP
ARQULE INC
ASHANTI GOLDFIELDS LTD -ADR
AUDIOCODES LTD
AVID TECHNOLOGY INC
AZTAR CORP
BANCO DE A EDWARDS -SP ADR
BEBE STORES INC
BINDVIEW DEVELOPMENT CORP
BIOPURE CORP
BLACKROCK STRATEGIC TERM TR
BLUE SQUARE-ISRAEL LTD -ADR
BOSTON COMMUNICATIONS GROUP
BOYDS COLLECTION LTD
BROOKS AUTOMATION INC
BUCKEYE TECHNOLOGIES INC
CALIFORNIA PIZZA KITCHEN INC
CARBO CERAMICS INC
CATHAY BANCORP
CENTEX CONSTRN PRODS INC
CENTRAL SECURITIES CORP
CERTICOM CORP
CHILDRENS PLACE RETAIL STRS
CLARCOR INC
CLOSURE MEDICAL CORP
COLE KENNETH PROD INC -CL A	COLONIAL PROPERTIES TRUST
COTT CORP QUE
CRAWFORD & CO -CL A
CURTISS-WRIGHT CORP
DATASCOPE CORP
DECODE GENETICS INC
DENBURY RESOURCES INC
DIGEX INC
DIGITAL INSIGHT CORP
DIRECT FOCUS INC
DITECH COMMUNICATIONS CORP
DRESS BARN INC
DREYFUS STRATEGIC MUNI
DURECT CORP
EMPIRE DISTRICT ELECTRIC CO
ENDO PHARMACEUTICALS HLDGS
ENTEGRIS INC
ESTERLINE TECHNOLOGIES
EXPEDIA INC
F N B CORP/FL
FBL FINL GROUP INC -CL A
FIRST CHARTER CORP
FISHER COMMUNICATIONS INC
FLEMING COMPANIES INC
FOSSIL INC
FRONTIER FINANCIAL CORP/WA
FRONTLINE CAPITAL GROUP
G&K SERVICES INC -CL A
GARBAN-INTERCAPITAL PLC
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GENESCO INC
GEORGIA GULF CORP
GILAT SATELLITE NETWORKS LTD
GLATFELTER
GLENBOROUGH REALTY TRUST INC
HEALTH CARE REIT INC
HELIX TECHNOLOGY CORP
HILB ROGAL & HAMILTON CO
HOTEL RESERVATIONS NETWORK
HYPERION SOLUTIONS CORP
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ICICI BANK LTD -ADS
IDT CORP
ILLUMINA INC	IMATION CORP
INFORMATION HLDGS INC
INPUT/OUTPUT INC
INTERPOOL INC
IONICS INC
IPC HOLDINGS LTD
ISHARES TR S&P 500
ITT EDUCATIONAL SVCS INC
JLG INDUSTRIES INC
KELLWOOD CO
KIRBY CORP
KOREA FUND
KULICKE & SOFFA INDUSTRIES
LAN CHILE S A -ADR
LANDAMERICA FINANCIAL GP
LANDSTAR SYSTEM INC
LIBBEY INC
LNR PROPERTY CORP
LONDON PACIFIC GP LTD -ADR
MENTOR CORP
MERIDIAN GOLD INC
MERIDIAN RESOURCE CORP
METRO INTL S A -CL A
MFS CHARTER INCOME TR
MICROCELL TELECOMMUN -CL B
MILACRON INC
MONDAVI ROBERT CORP -CL A
MORGAN STANLY QUAL MUNI INCM
MUNIVEST FUND
MUNIYIELD FD INC
NAUTICA ENTERPRISES INC
NDS GROUP PLC -SPON ADR
NEOPHARM INC
NEOSE TECHNOLOGIES INC
NERA AS -SP ADR
NETRATINGS INC
NORTHWESTERN CORP
NUMERICAL TECHNOLOGIES INC
NUVEEN DIVID ADVANTAGE MUN
NUVEEN INSD QUALITY MUN FD
NUVEEN INVT QUALITY MUN FD
NUVEEN SELECT QUAL MUN FD
OFFSHORE LOGISTICS
OMNISKY CORP

ANNEX A

Market Index for WestPoint Stevens Inc.

OPTICAL CABLE CORP
OPTICAL COMMUNICATION PRODS
OPTIMAL ROBOTICS CORP
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PACIFICARE HEALTH SYS
PAPA JOHNS INTERNATIONAL INC
PARK ELECTROCHEMICAL CORP
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PHARMACOPEIA INC
PHARMACYCLICS INC
POLYONE CORP
PRI AUTOMATION INC
PRIME HOSPITALITY CORP
PROGRESS SOFTWARE CORP
PROVIDENT BANKSHARES CORP
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RCN CORP
REPUBLIC BANCORP INC
RIVERDEEP GROUP PLC -ADR
ROYCE VALUE TRUST
RUDDICK CORP
RUSSELL CORP
RYLAND GROUP INC
SCM MICROSYSTEMS INC
SCP POOL CORP
SERVICE CORP INTERNATIONAL
SIPEX CORP
SKYEPHARMA PLC -ADR
STEEL DYNAMICS INC
STEIN MART INC
STERLING BANCSHRS/TX
STOLT OFFSHORE S A -ADR
SUBURBAN PROPANE PRTNRS -LP
SUNRISE ASSISTED LIVING INC
SUPERGEN INC
TEMPLETON EMERGING MKTS INCM
TEXAS REGL BCSHS INC -CL A
THQ INC
TOLLGRADE COMMUNICATIONS INC
TORO CO
TRAMMELL CROW CO
TRANSPORTDRA GAS SUR -ADR B
TRENDWEST RESORTS INC
TRIARC COS INC -CL A
TTM TECHNOLOGIES INC
TUMBLEWEED COMMUNICATIONS CO
TURNSTONE SYSTEMS INC
ULTRATECH STEPPER INC
UNIFI INC
UNIVERSAL COMPRESSION HLDGS
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VALUEVISION INTL INC -CL A
VAN KAMPEN MUN TR
VOTORANTIM CELULOSE E -ADR
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WAUSAU-MOSINEE PAPER CORP
WESTCORP
WFS FINANCIAL INC
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YELLOW CORP
YOUNG BROADCASTING -CL A
ZENITH NATIONAL INSURANCE CP

WESTPOINT STEVENS INC.

Annual Meeting of Stockholders
May 8, 2002
Proxy Solicited on Behalf of Board of Directors

The undersigned stockholder of WestPoint Stevens Inc., a Delaware corporation (the “Company”), hereby appoints LESTER D. SEARS and CHRISTOPHER N. ZODROW, and each of them, with full power of substitution and revocation, as proxies to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Cotton Duck, 6101 Twentieth Avenue (U.S. Highway 29), Valley, Alabama 36854 on Wednesday, May 8, 2002, at 9:00 a.m., E.D.S.T., and at any and all adjournments thereof, and thereat to vote all shares of the Company which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present in accordance with the instructions on the reverse side of this proxy.

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS IN RESPECT OF THE ELECTION PROPOSAL, FOR THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S AUDITORS, AGAINST THE PROPOSAL OF CERTAIN STOCKHOLDERS CONCERNING CHILD LABOR AND, IN THE DISCRETION OF THE PROXIES, WITH RESPECT TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY AND ALL ADJOURNMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

(Continued, and to be signed and dated on the reverse side.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 AND A VOTE AGAINST ITEM 3.

Please mark boxes in blue or black ink.

1.	ELECTION PROPOSAL: GRANTING ☐ WITHHOLDING ☐ authority to vote for the election as directors of all the nominees listed: Mr. M. L. “Chip” Fontenot and Mr. Joseph R. Gladden, Jr.

(Instructions: To withhold authority to vote for any individual nominee, mark the “GRANTING” box and strike a line through the nominee’s name for which authority to vote is withheld.)

2.	With respect to the proposal to ratify the appointment of Ernst & Young LLP, independent certified public accountants, as auditors for the Company for the fiscal year ending December 31, 2002.

FOR  ☐                    AGAINST  ☐                    ABSTAIN  ☐

3.	Proposal by certain stockholders concerning child labor.

FOR  ☐                    AGAINST  ☐                    ABSTAIN  ☐

4.	In their discretion, to act on such other matters as may come before the meeting and any and all adjournments thereof.

Please sign exactly as your name appears on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

SIGNATURE

SIGNATURE
DATED _______________________________________, 2002

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Please detach at the perforation below; mark, sign and date your Voting Instruction Form, and return it to the Trustee in the enclosed, postage-paid envelope.

VOTING INSTRUCTING FORM
THE 401(k) RETIREMENT SAVINGS VALUE PLAN
FOR EMPLOYEES OF WESTPOINT STEVENS INC.
DIRECTION TO THE STATE STREET BANK AND TRUST COMPANY AS TRUSTEE

The Trustee of the 401(k) Retirement Savings Value Plan for employees of WestPoint Stevens Inc. (the “Plan”) is hereby directed to vote all the common shares of WestPoint Stevens Inc. allocated to the undersigned’s account in the Plan on March 15, 2002, at the Annual Meeting of Stockholders of WestPoint Stevens Inc. to be held on May 8, 2002, and at any and all adjournments thereof, as set forth on the reverse side. The undersigned hereby revokes any voting instructions previously given.

WHEN THIS VOTING DIRECTION IS PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED IN THE SAME PROPORTION AS SHARES WITH RESPECT TO WHICH DIRECTIONS ARE RECEIVED.

The Trustee urges you to mark, date and sign your Voting Instruction Form and mail it in the enclosed, postage-paid envelope promptly so that it will be received by the Trustee on or before 5:00 p.m., Eastern Daylight Time, on May 3, 2002.

SEE REVERSE
SIDE

To:	Participants in the 401(k) Retirement Savings Value Plan of WestPoint Stevens Inc.

Re:	The 2002 Annual Meeting of Stockholders of WestPoint Stevens Inc.

The purpose of this letter is to provide you with important information concerning your voting rights as a participant in the WestPoint Stevens Inc. Retirement Savings Value Plan (the “Plan”)

The Annual Meeting of Stockholders of WestPoint Stevens Inc. is scheduled for Wednesday, May 8, 2002. As a participant in the Plan, you have the right to direct State Street Bank and Trust Company, the Trustee of the Plan, how to vote the WestPoint Stevens Inc. shares allocated to your Stock Account, as well as a portion of the allocated shares held by the Plan for which voting instructions have not been received. Any unvoted or unallocated shares will be voted by the Trustee in the same proportion as the shares voted by the participants. The number of shares you are eligible to vote is based on your balance in the Plan on March 15, 2002, the record date for the determination of shareholders eligible to vote.

Your instructions to the Trustee are confidential and will be known only by State Street Bank and Trust Company.

If, in addition to your Plan participation, you own stock directly in your own name or indirectly through a bank or broker, you will receive a separate mailing. Please be sure to return each Proxy or Voting Instruction Card in the postage paid return envelope provided with each separate package.

We encourage you to exercise your voting rights under the Plan. Please review the enclosed documents carefully before deciding how to vote your shares. Because the shares in the Plan are registered in the name of State Street Bank, as Trustee, you will not be able to vote your shares in the Plan in person at the annual meeting on May 8, 2002. Please return your instruction card, signed and dated, in the enclosed postage-paid envelope as soon as possible. Instructions received after May 3, 2002, will not be counted.

State Street Bank and Trust Company Trustee of the WestPoint Stevens Inc. Retirement Savings Value Plan

Please detach at the perforation below; mark, sign and date your Voting Instruction Form,

and return it to the Trustee in the enclosed, postage-paid envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2

AND A VOTE AGAINST ITEM 3

1.	ELECTION PROPOSAL:	GRANTING ☐	WITHHOLDING ☐	authority to vote for the election as directors of all the nominees listed below:

Mr. M.L. “Chip” Fontenot and Mr. Joseph R. Gladden, Jr.

(Instructions: To withhold authority to vote for any individual nominee, mark the “GRANTING” box and strike a line through the nominee’s name for which authority is withheld.)

2.	With respect to the proposal to ratify the appointment of Ernst & Young LLP, independent certified public accountants, as auditors for the Company for the fiscal year ending December 31, 2002.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Proposal by certain stockholders concerning child labor.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	In their discretion, on such other matters as may properly come before the meeting and any and all adjournments thereof.	SEE REVERSE SIDE

____________________________________________   ___________,  2002
Signature (Please sign your name exactly as printed hereon.)